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                                                                    EXHIBIT 23.1


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Advanced Fibre Communications, Inc. and to the incorporation by reference therein of our report dated January 31, 2000, except as to notes 3 and 12a, which are as of February 9, 2000, and note 12b which is as of August 4, 2000, with respect to the consolidated financial statements of Advanced Fibre Communications, Inc. included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2000.


                                                                   /s/ KPMG LLP


San Francisco, California
September 19, 2000